                                                                     EXHIBIT 7.t

                 JIM AND SUE GILSTRAP FAMILY LIMITED PARTNERSHIP


        This Agreement of Limited Partnership (Agreement) is made and entered into as of this 9th day of December, 1997, by James C. Gilstrap and Melody Sue Gilstrap as the initial general partners (together with any subsequently admitted general partner, the General Partners) and the persons listed on Schedule A as the initial limited partners (together with any subsequently admitted limited partner, the Limited Partners). The General Partners and Limited Partners are referred to collectively as Partners.

                                    ARTICLE 1

                                  ORGANIZATION

        1.1 Formation. The Partners hereby form a limited partnership (the Partnership) pursuant to the California Revised Limited Partnership Act. The Managing General Partner shall cause to be recorded a Certificate of Limited Partnership and any amendments thereto or additional documents as may be appropriate to form a limited partnership pursuant to California law. The General Partners shall not be required to deliver or mail to any Limited Partner a copy of the Certificate of Limited Partnership or any Certificate of Amendment.

        1.2 Name. The Partnership shall operate under the name Jim and Sue Gilstrap Family Limited Partnership, or such other name as the Managing General Partner from time to time may select.

        1.3 Principal Office. The principal office of the Partnership shall be located at 5067 Shore Drive, Carlsbad, California 92008, or such other location as the Managing General Partner may determine.



                                EXHIBIT 7.t - 1

        1.4 Purposes. The purposes of the Partnership are to acquire, own, manage and sell or otherwise dispose of property for investment purposes.

        1.5 Term. The Partnership shall commence as a limited partnership upon the filing of its Certificate of Limited Partnership and shall continue until terminated as provided below.

        1.6 Definitions. Defined words or phrases are in italics the first time they appear. Except as otherwise specified, definitions are contained in
Article 9.

                                    ARTICLE 2

                                   MANAGEMENT

        2.1 Management of Partnership Affairs. The General Partners hereby select James C. Gilstrap as the initial Managing General Partner. The Managing General Partner shall be responsible for the administration and management of the Partnership. The Managing General Partner's signature shall be sufficient to bind the Partnership, and no third party shall have a duty to inquire into the authority of the Managing General Partner to bind the Partnership. Except as otherwise specifically provided, the General Partners other than the Managing General Partner shall not be responsible for the management of the Partnership, shall not have authority to bind the Partnership, and agree not to take any action to bind the Partnership. A Managing General Partner shall be selected and removed by Partners owning more than 50% of the General Partner Units owned by Partners. Except as otherwise specifically provided, the decision of Partners owning more than 50% of the General Partner Units owned by Partners shall be deemed a decision of all of the General Partners. Unless the General Partners elect a new Managing Partner, on the occurrence of an Event of Withdrawal (see paragraph 6.7 below) of the Managing General Partner, the



                                EXHIBIT 7.t - 2

General Partner holding the greatest number of General Partner Units shall become the Managing General Partner.

        2.2 Authority of Managing General Partner. The Managing General Partner is authorized:

               (a) To invest and reinvest available funds in investments that, in the judgment of the Managing General Partner, are consistent with the purposes of the Partnership.

               (b) To vote or give proxies to vote any stock or other voting security, to exercise management rights as a general partner or as a manager or member of a limited liability company, and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in the financial structure of any business organization or buy-sell, stock restriction or stock redemption agreement.

               (c) To expend Partnership funds or to borrow as the Managing General Partner deems appropriate.

               (d) To collect obligations payable to the Partnership and take any lawful means for the recovery thereof by legal process or otherwise, and to execute and deliver a satisfaction and release therefor, together with the right to compromise any claim.

               (e) To lease, sell, exchange, pledge, encumber or grant an option for the sale of all or any portion of the real and personal property of the Partnership, at such rental, price or amount for each, and upon such other terms, as the Managing General Partner deems proper.

               (f) To perform all of the Partnership's obligations under any agreement entered into by the Partnership.

               (g) To select and retain accountants, attorneys and other advisers (including investment advisers) to provide services for the Partnership.

               (h) To execute, acknowledge and deliver any and all instruments to effectuate the foregoing.



                                EXHIBIT 7.t - 3

               (i) To take any other action deemed desirable by the Managing General Partner to further the purposes of the Partnership.

        2.3 Compensation. The Managing General Partner may be paid reasonable compensation for services rendered to the Partnership and shall be reimbursed for any expense properly incurred on behalf of the Partnership.

        2.4 Related Party Transactions. The Managing General Partner may cause the Partnership to obtain products or services from entities controlling, controlled by or under common control with any General Partner and to pay such entities reasonable fees for such products and services.

        2.5 Books and Records. The Partnership's books and records shall be maintained by the Managing General Partner at the principal office of the Partnership and shall reflect clearly and accurately all transactions and other matters relative to the Partnership's activities as are usually maintained for similar activities.

        2.6 Registration of Assets. Partnership cash and equivalents shall be held in one or more bank, brokerage or other investment accounts established in the name of the Partnership. Any other Partnership asset may be held either in the name of the Partnership or in the name of any Partner as nominee, provided, that the nominee Partner first files a written statement with the books and records of the Partnership acknowledging the nominee relationship and describing the Partnership asset to be held in the nominee Partner's name. If the statement is properly filed, the Partnership shall be responsible to the nominee Partner for any action, payment or liability incurred by the nominee Partner in holding legal title to the asset.

        2.7 Tax Matters Partner. The Managing General Partner shall be the Partnership's Tax Matters Partner as defined in Code Section 6231(a)(7). The Managing



                                EXHIBIT 7.t - 4
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General Partner may appoint a new Tax Matters Partner who shall act at the direction of the Managing General Partner.

        2.8 Accounting Conventions. The Partnership shall keep its accounting records and shall report its income for income tax purposes on a calendar year basis using such method of accounting as the Managing General Partner shall determine.

                                    ARTICLE 3

                      ADMISSIONS AND CAPITAL CONTRIBUTIONS

        3.1 Partnership Units. The Partnership shall have two classes of Units, General Partner Units and Limited Partner Units. Only a General Partner may hold General Partner Units. Both General and Limited Partners may hold Limited Partner Units.

        3.2 Initial Capital Contributions. The initial Partners shall make capital contributions and receive Units as shown on Schedule A.

        3.3 Admission of New Limited Partners. A person may be admitted to the Partnership as a Limited Partner as follows:

               (a) Transferee of Units. A Family Member who receives Units in a Transfer permitted under Article 6 shall be admitted on signing a Joinder Agreement. A transferee who is not a Family Member who receives Units in a Transfer permitted under Article 6 shall be admitted only after the Managing General Partner consents in writing (such consent shall be completely within the Managing General Partner's discretion and may be withheld for any reason) and the transferee signs a Joinder Agreement.

               (b) Additional Capital Contributions. If the Managing General Partner determines that a Family Member should be admitted and issued Limited Partner Units in exchange for a capital contribution, the Managing General Partner shall notify all Partners of the capital contribution proposed to be made by the Family Member. After the procedures of paragraph 3.5 have been completed, the Family Member shall be admitted on contributing only that portion, if any, of the capital contribution not contributed by Partners in exchange for an appropriate number of Units and signing a Joinder Agreement.



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

Any other person may be admitted as a Limited Partner with the approval of all Partners and completion of the procedures of paragraph 3.5, on contributing that portion, if any, of the capital contribution not contributed by Partners in exchange for an appropriate number of Units and signing a Joinder Agreement.

        3.4 Admission of New General Partner. Any Family Member may be admitted to the Partnership as a General Partner, with the approval of Partners owning more than 50% of the Units owned by Partners in each class, on acquiring one or more General Partner Units and signing a Joinder Agreement. Any other person may be admitted as a General Partner with the approval of all Partners, on acquiring one or more General Partner Units and signing a Joinder Agreement.

        3.5 Additional Contributions. No Limited Partner shall be required to make any capital contribution in addition to that Partner's initial capital contribution. If the Managing General Partner determines that an additional capital contribution is required, each Partner owning Limited Partner Units shall have the right to contribute the same proportion of the additional capital as the number of the Partner's Limited Partner Units bears to the total number of Limited Partner Units then outstanding. The Partnership shall issue an appropriate number of Limited Partner Units in exchange for such contribution.

        3.6 General Partner Ownership. The General Partners shall in the aggregate own 1% of the capital of the Partnership. If an additional capital contribution is made and Limited Partner Units are issued, then simultaneously with the contribution the General Partners shall in the aggregate contribute 1% of the total additional capital contribution by Partners and shall receive an appropriate number of General Partner Units in exchange for



                                EXHIBIT 7.t - 6
such contribution. If capital is distributed and Limited Partner Units are redeemed, then simultaneously with the redemption the General Partners shall in the aggregate receive 1% of the total capital distributed and an appropriate number of their General Partner Units shall be redeemed in exchange for such distribution. Each such General Partner's additional receipt or redemption of General Partner Units shall be in the same proportion as the number of the General Partner's General Partner Units bears to the total number of General Partner Units owned by the Managing General Partner and all other General Partners, unless they agree otherwise.

                                    ARTICLE 4

                                  DISTRIBUTIONS

        4.1 Income Flow. The Partnership shall distribute the Income Flow of the Partnership as the Managing General Partner decides.

        4.2 Distributions for Taxes. If the Managing General Partner determines that distributions under the preceding paragraph 4.2 are insufficient to enable the Partners to pay federal and state income taxes attributable to Partnership items, then the Partnership shall make additional distributions as the Managing General Partner decides for that purpose.

        4.3 Other Distributions. The Partnership may make other distributions with the approval of the Partners owning all of the Units owned by Partners in each class.

        4.4 Division of Distributions. Of any distribution, 1% shall go ratably to the General Partners, as such, and 99% shall go ratably to the holders of Limited Partner Units.



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

                                    ARTICLE 5

                                   ALLOCATIONS

        5.1 Capital Accounts. The Partnership shall maintain a capital account for each Partner according to the regulations under Code Section 704. A Partner's capital account initially shall be the agreed value of initial capital contributed by such Partner as shown on Schedule A. Each Partner's capital account shall thereafter be credited with the amount of the Partner's additional cash contributions (if any), the agreed value of the Partner's additional contributions of property (if any), and the Partner's share of Tax Profits excluding Built-in Gains and Built-in Losses and shall be debited with the amount of cash withdrawals and distributions, the agreed value of property distributions and the Partner's share of Tax Losses excluding Built-in Gains and Built-in Losses. If Units are Transferred, the portion of the transferor's capital account attributable to the transferred Units shall be added to the transferee's capital account (and subtracted from the transferor's capital account), together with any increase appropriate pursuant to an election under Code Section 754. If there is a redemption or additional capital contribution, the Managing General Partner may elect to revalue the Partnership's property according to the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and maintain the capital accounts consistent with that revaluation according to the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

        5.2    Allocations of Tax Profits and Tax Losses.

               (a) Built-in Gains and Built-in Losses. Built-in Gains and Built-in Losses shall be allocated to the contributing Partners according to the principles of Code Section 704(c) and the regulations thereunder. If a contributing Partner has made a gift of some part or all of the Partner's Units, a ratable portion of the Built-in Gains or Built-in Losses otherwise allocable to the contributing Partner hereunder shall instead be allocated to the current



                                EXHIBIT 7.t - 8
        holder of such Units. The portion of the Built-in Gains and Built-in Losses to be allocated to each Unit received in exchange for a capital contribution shall be in the same proportion as the value of that Unit bears to the total value of all Units received in such exchange.

               (b) Remaining Tax Profits and Tax Losses. Of Tax Profits and Tax Losses remaining after the allocations, if any, required by subparagraph (a) above, 1% shall be allocated ratably to the General Partners, as such, and 99% shall be allocated ratably to the holders of Limited Partner Units.

               (c) Allocations Following a Revaluation. In the event that the Managing General Partner elects to revalue the Partnership's property as provided in paragraph 5.1, subsequent allocations of Tax Profits and Tax Losses shall be made according to the principles of Treasury Regulations
        Section 1.704-1(b)(4).

               (d) Authority to Vary Allocations. The Managing General Partner has the authority to vary these allocations to the extent necessary to comply with federal income tax laws.

                                    ARTICLE 6

                            TRANSFERS AND WITHDRAWALS

        6.1 Transfers to Partners. Any Limited Partner Unit may be Transferred to any Partner at any time. Any General Partner Unit may be Transferred only to another General Partner or to any person who in conjunction with such Transfer is admitted as a General Partner.

        6.2 Transfers to Family Members. Any Limited Partner Unit may be Transferred at any time to any Family Member who is not already a Partner. The transferee Family Member shall in conjunction with such Transfer be admitted to the Partnership as a Limited Partner on signing a Joinder Agreement.

        6.3 Restricted Transfers to Others. Any Limited Partner Unit may be Transferred to any transferee other than a Partner or a Family Member only after the Managing General Partner consents in writing (such consent shall be completely within



                                EXHIBIT 7.t - 9
the Managing General Partner's discretion and may be withheld for any reason); and if such consent is withheld, only if the transferor first offers to the Partnership and then to the other Partners the right to purchase all such Units proposed to be Transferred (Offered Units) at the price and terms set forth below:

               (a) Third Party Sales. If the proposed Transfer is a third party sale, the seller shall provide written notice (Original Notice) to the Managing General Partner of the identity of the proposed transferee and the date, price and terms of the proposed Transfer at least 120 days before the date of the proposed sale. The Managing General Partner then may cause the Partnership to purchase all, but not less than all, of the Offered Units on the same terms and conditions, or, within 60 days of receiving the Original Notice, provide all the Partners written notice of their option to purchase among any one or more of the Partners all, but not less than all, of the Offered Units and the terms and conditions of sale. The Partnership or the Partners may exercise their options to purchase Offered Units by giving written notice to the seller within 90 days after the Managing General Partner receives the Original Notice. If the Partners offer to purchase more than the Offered Units, the Offered Units shall be purchased by each such purchasing Partner in the same proportion as that Partner's number of Units of the same class, if any, otherwise of all classes, bears to the aggregate number of Units of the same class or of all classes, as the case may be, owned by the Partners exercising their options to purchase under this subparagraph. The purchase price of the Offered Units shall be the price specified in the Original Notice to be paid on the date or dates specified in the Original Notice.

               (b) Other Transfers. If the proposed Transfer is not a third party sale, then the transferor (or the Managing General Partner on the transferor's behalf) shall provide written notice (Original Notice) to the Managing General Partner of the identity of the proposed transferee and the date and terms of the proposed Transfer. Within 45 days after receipt of the Original Notice, the Managing General Partner shall determine the fair value of the Offered Units (as described in subparagraph 6.3(c)) and shall give the Partners written notice thereof (Value Notice). The Managing General Partner then may cause the Partnership to elect to purchase all, but not less than all, of the Offered Units on the terms and conditions set forth below, or, within 15 days after the date of the Value Notice, provide all the Partners (other than the transferor) written notice of their option to purchase among any one or more of those Partners all, but not less than all, of the Offered Units at the Units' fair value. The Partnership or the Partners may exercise their options to purchase the Offered Units by giving written notice to the transferor within 45 days after the date of the Value Notice. If the Partners offer to purchase more than the Offered Units, the Offered Units shall be purchased by each such purchasing Partner in the same proportion as that



                                EXHIBIT 7.t - 10

        Partner's number of Units of the same class, if any, otherwise of all classes, bears to the aggregate number of Units of the same class or of all classes, as the case may be, owned by the Partners exercising their options to purchase under this subparagraph, or as they otherwise may agree. The purchase price shall be the fair value of the Units determined as provided in subparagraph 6.3(c) to be paid within 120 days of the Original Notice.

               (c)    Fair Value. The fair value of a Unit for purposes of this
        Article 6 shall be the amount agreed upon between the holder and the Partnership or, in the absence of agreement, the amount determined to be the value of the distribution rights with respect to the Unit by an independent appraiser selected by the Partnership and reasonably acceptable to the holder.

               (d) Installment Payments. Notwithstanding the above, that portion of the purchase price under subparagraph 6.3(a) or 6.3(b) payable by any purchaser may be paid by a note from any purchaser in an amount equal to that portion payable in 15 or less (as determined by the purchaser) equal annual installments commencing on the date of closing evidenced by such note bearing interest at the minimum rate necessary to avoid the imputation of income or gift for federal tax purposes. Each such note shall contain full rights of prepayment without penalty or premium, and such other terms and conditions as the maker and the payee of the note shall determine.

               (e) Completion of Proposed Transfer. If the options described above are not exercised, the proposed Transfer of the Units may occur on the date and on the same terms and conditions as set forth in the Original Notice. Subsequent Transfers of those Units shall be subject to the provisions of this Article 6.

               (f) Rights of Transferees. A transferee of Units who is not a Partner or a Family Member shall become a Partner only with the approval of all Partners and on signing a Joinder Agreement. A Partner who ceases to be a Family Member, but whose Units are not purchased under this paragraph 6.3, shall be considered a transferee not admitted as a Partner and may not exercise any of the rights of a Partner.

        6.4 Securities Law Transfer Restrictions. All Partners acknowledge that the Units have not been registered under the Securities Act of 1933, as amended (the 1933 Act), in reliance on applicable exemptions. Therefore, the Partners hereby agree that Units shall be nontransferable, except in compliance with the 1933 Act and applicable state securities laws, and any attempted Transfer not in compliance shall be void. As an



                                EXHIBIT 7.t - 11
additional condition precedent to the Transfer of any Units, the Managing General Partner may require an opinion of counsel satisfactory to the Managing General Partner that such Transfer will be made in compliance with the 1933 Act and applicable state securities laws, and such transferor shall be responsible for paying any attorneys' fees incurred in connection with the opinion.

        6.5 Unauthorized Transfers. If a Partner attempts to make a Transfer which is not authorized hereunder, the transferor shall be deemed to have provided the Original Notice as described in subparagraph 6.3(b) on the date on which the Managing General Partner receives written or actual notice of the unauthorized Transfer.

        6.6 Rights of Assignees. A transferee who is not admitted as a Partner shall have only the rights of an assignee. An assignee of Units who is not a Partner shall not be entitled to interfere in the management of the Partnership's affairs, vote, receive any information of Partnership transactions or inspect the Partnership books. The assignee shall merely be entitled to receive, in accordance with the terms of the assignment, the distributions to which the assignor otherwise would be entitled.

        6.7 Withdrawal of General Partner. On the occurrence of an Event of Withdrawal of a General Partner, any remaining General Partner may elect to continue the Partnership. Each remaining General Partner will be deemed to have elected to continue the Partnership following an Event of Withdrawal of a General Partner unless all remaining General Partners give written notice to the Partners within 30 days of such Event of Withdrawal that the remaining General Partners do not elect to continue the Partnership. If the Partnership is continued, the General Partner Units held by any withdrawn General Partner not otherwise passing to a General Partner shall be purchased



                                EXHIBIT 7.t - 12
by any one or more of the continuing or new General Partners (but as to the continuing General Partners, in the same proportion as that General Partner's number of General Partner Units bears to the aggregate number of General Partner Units owned by all continuing General Partners, unless they agree otherwise) at fair value as described in subparagraph 6.3(c) payable within 90 days of the Notice of Withdrawal. For purposes of this paragraph, except as specifically provided in subparagraph 6.7(b), a withdrawing General Partner shall be deemed to have given Notice of Withdrawal on the date on which the Managing General Partner receives written or actual notice of an Event of Withdrawal described below with respect to such Partner, or, if the Managing General Partner is the withdrawing General Partner, then on the date on which any General Partner receives written or actual notice of an Event of Withdrawal with respect to the Managing General Partner. A withdrawn General Partner that owns Limited Partner Units shall continue as a Limited Partner with the rights and obligations provided Limited Partners under this Agreement. The following shall constitute Events of Withdrawal:

               (a) The death, bankruptcy, adjudicated incompetency, dissolution or termination (in the case of an entity) of a General Partner.

               (b) The voluntary withdrawal of a General Partner or attempted Transfer of a General Partner's interest in violation of paragraph 6.1. Each General Partner agrees not to withdraw as General Partner without giving 60 days' prior written notice of withdrawal to the Partners.

        6.8 Withdrawal of Limited Partners. No Limited Partner may withdraw prior to the liquidation of the Partnership except by following the procedures of this paragraph 6.8.

               (a) A Limited Partner has five opportunities to withdraw completely from the Partnership prior to the termination of the Partnership, in 2003, 2013, 2028, 2048 and 2073, each of which is referred to in this paragraph 6.8 as a "withdrawal year." By March 1st of each withdrawal year, the Managing General Partner shall provide written notice to each Limited Partner of the purchase price for that withdrawal year described in



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

        subparagraph 6.8(b). A Limited Partner thereafter may elect to withdraw from the Partnership in that withdrawal year by giving written notice to the Managing General Partner on or before May 1st of that withdrawal year.

               (b) The Partnership shall purchase all of the Units of a Limited Partner who has withdrawn. The purchase price per Unit shall be determined by multiplying the value of the assets of the Partnership on January 1st of that withdrawal year, as determined by appraisal, by the percentage listed below for that withdrawal year and then dividing that product by the aggregate number of General and Limited Partner Units then outstanding. The appraisals shall be prepared by a person or business entity experienced in appraising partnerships selected by the Managing General Partner for the purpose of valuing the assets of the Partnership.

                    Withdrawal Year           Percentage
                    ---------------           ----------
                         2003                    25%
                         2013                    30%
                         2028                    40%
                         2048                    50%
                         2073                    75%

               (c) The aggregate purchase price shall be paid in cash or property on the July 1st of the withdrawal year in which a Limited Partner withdraws. Any part or all of the purchase price may be paid by a note from the Partnership in an amount equal to that portion payable in 5 or less (as determined by the Managing General Partner) equal annual installments commencing on the July 1st of that withdrawal year and evidenced by such note bearing interest at the minimum rate necessary to avoid the imputation of income and gift for federal tax purposes. Each such note shall contain full rights of prepayment without penalty or premium, and such other terms and conditions as the maker and the payee of the note shall determine.

                                    ARTICLE 7

                       RIGHTS AND OBLIGATIONS OF PARTNERS

        7.1 Liability of Partners. The General Partners, as such, shall have unlimited liability for the satisfaction of all obligations of the Partnership in excess of its assets, except as otherwise agreed with creditors. No Limited Partner, as such, shall be liable for the satisfaction of Partnership obligations.



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

        7.2 Management Responsibility. No Limited Partner, as such, shall take part in the management of the activities of the Partnership. Except as otherwise specifically provided, all management responsibility is vested in the Managing General Partner.

        7.3 Authority to Act. No Limited Partner, as such, shall have the power to act on behalf of or bind the Partnership. Except as otherwise specifically provided, all authority to act on behalf of the Partnership is vested in the Managing General Partner.

        7.4 Partners' Meeting. A meeting of the Partners may be held at any time by written notice to the Partners by the Managing General Partner (or within 10 days after receipt of a written request of Partners owning more than 30% of the Units owned by Partners in either class) at a reasonably convenient date, time and place determined by the Managing General Partner. The purpose of the meeting shall be for the Managing General Partner to inform the Partners of the results of operations, the status of Partnership investments and the Managing General Partner's plans for the future operation of the Partnership.

        7.5 Fiduciaries as Partners. A Partner may own one or more Units in a fiduciary capacity, such as a trustee under a trust instrument, as executor or as a personal representative of an estate or as custodian. Such fiduciary shall have no interest or obligation individually with respect to any such Units, but shall be considered as acting solely in such fiduciary capacity. If a Partner acting in a fiduciary capacity ceases to act as such, the successor fiduciary shall be a Partner in the same fiduciary capacity with the same rights and obligations as the predecessor fiduciary. A person may be a Partner in an individual capacity and a Partner in one or more fiduciary capacities.



                                EXHIBIT 7.t - 15

        7.6 Exculpation. No General Partner shall be liable to any of the Partners for Good Faith Errors (meaning mistakes of judgment or losses due to such mistakes or to the negligence or bad faith of any employee, broker, adviser or other agent or representative of the Partnership, provided that such agent or representative was selected with reasonable care). The General Partners may consult with legal counsel selected by the Managing General Partner and shall have no liability for the consequences of any action or omission resulting from good faith reliance on the advice of such counsel. The exculpation provided in this paragraph 7.6 also shall apply to the agents, employees and other legal representatives of each General Partner.

        7.7 Indemnification. The Partnership shall indemnify and hold harmless each General Partner from and against any loss or expense incurred by reason of the fact that the General Partner is or was a General Partner of the Partnership, including without limitation any judgment, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided such loss or expense resulted from Good Faith Errors or from action or inaction taken in good faith for a purpose which the General Partner reasonably believed to be in, or not opposed to, the best interests of the Partnership. The indemnification provided in this paragraph 7.7 also shall apply to the agents, employees and other legal representatives of each General Partner.

                                    ARTICLE 8

                     PARTNERSHIP DISSOLUTION AND LIQUIDATION

        8.1 Dissolution of Partnership. The Partnership shall be dissolved upon the first to occur of the following:



                                EXHIBIT 7.t - 16

               (a)    December 31, 2096.

               (b) The vote of Partners owning all of the Units owned by Partners in each class.

               (c) An Event of Withdrawal with respect to the last remaining General Partner; provided, however, that the Partnership may be continued under the terms and conditions of this Agreement if Partners owning more than 50% of the Limited Partner Units owned by Partners agree by written consent within 90 days of such terminating event to elect a new General Partner. All Limited Partners agree to elect the General Partner selected by such majority.

        8.2 Disposition of Assets. On dissolution of the Partnership, the Managing General Partner or, if there is no General Partner, a liquidator selected by Partners owning more than 50% of the Limited Partner Units owned by Partners, shall immediately commence to wind up the Partnership's affairs. Partnership assets shall first be used to pay or provide for the payment of any obligations, and the balance shall be distributed to the Partners as provided in
Article 4.

                                    ARTICLE 9

                                   DEFINITIONS

        The terms set forth below shall have the following meanings in this
Agreement:

               Built-in Gains means allocations pursuant to Code Section 704(c) taken into account in determining Tax Profits or Tax Losses, to the extent such allocations are attributable to the excess of the agreed value over the tax basis, both as shown on Schedule A, of property contributed to the Partnership.

               Built-In Losses means allocations pursuant to Code Section 704(c) taken into account in determining Tax Profits or Tax Losses, to the extent such allocations are attributable to the excess of tax basis over agreed value, both as shown on Schedule A, of property contributed to the Partnership.

               Code means the Internal Revenue Code of 1986, as from time to time amended. A reference to a Section of the Code shall refer to the corresponding provision of any successor statute.



                                EXHIBIT 7.t - 17

               Family Member means (i) James C. Gilstrap and Melody Sue Gilstrap; (ii) a descendant of James C. Gilstrap and Melody Sue Gilstrap; (iii) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals named or described in (i) and (ii) above; (iv) a trust for the benefit of a spouse or surviving spouse of a descendant of James C. Gilstrap and Melody Sue Gilstrap if such spouse or surviving spouse is entitled only to income distributions during such spouse's or surviving spouse's lifetime and, on termination of the trust, its principal (other than any portion of the principal subject to the right of recovery available to the spouse's estate under Code Section 2207A, to the extent such right of recovery is actually exercised) is distributed to one or more individuals or entities named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or entities named or described in (i), (ii), (iii) and (iv) above. The determination of whether an individual or entity is a Family Member shall be made by the Managing General Partner and, if made in good faith, shall bind all persons.

               Income Flow for a period means the amount of all cash receipts of the Partnership during the period (other than capital contributions, borrowings, dispositions of investments, and similar items ordinarily credited to principal under California fiduciary accounting principles), plus the amount of all reductions during the period in reserves established by the Managing General Partner from cash receipts that otherwise would have been Income Flow during prior periods, minus the amount of (i) operating and other recurring expenses and all expenses ordinarily charged to income under California fiduciary accounting principles, (ii) nonrecurring expenses ordinarily charged to principal under California fiduciary accounting principles to the extent the other cash of the Partnership is insufficient to pay such expenses and (iii) the amount of all increases during the period in reserves established by the Managing General Partner from cash receipts that otherwise would have been included in Income Flow. In determining Income Flow, the Managing General Partner shall establish reasonable reserves for necessary purposes of the Partnership and shall adjust the levels of such reserves each time Income Flow is determined.

               Joinder Agreement means an agreement substantially in the form of the attached Schedule B.

               Notice of Withdrawal means notice of an Event of Withdrawal of a General Partner delivered to or deemed received by the Partnership.

               Tax Profits and Tax Losses for any taxable year means the net income or loss of the Partnership as reported for federal income tax purposes as to such taxable year, calculated by (i) including all amounts allocated to all Unit holders under Sections 702(a)(1) through 702(a)(8) of the Code, (ii) increased by tax-exempt income and (iii) decreased by expenditures described in Code Section 705(a)(2)(B).



                                EXHIBIT 7.t - 18

               Transfer means (i) any disposition, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, by intestacy, will, trust or estate distribution, or inter vivos action, including any sale, gift, pledge, encumbrance or other creation of a security interest, attachment, the creation of any interest in the Partnership or distribution from the Partnership for the benefit of creditors, and (ii) any event that results in a holder of one or more Units ceasing to be a Family Member, including a change in family relationship due to divorce, adoption, a change in beneficiaries (in the case of a fiduciary arrangement), and a change in ownership or control (in the case of a business organization). Transfer shall not include (i) the creation or acquisition of a community or marital property interest in a Unit by a spouse of a Unit holder as long as the spouse is not a registered owner and exercises no management, dominion, or control over such Unit, (ii) a transfer to (but not from) the executor, administrator, or other legal representative of the estate of a deceased Unit holder, or (iii) a transfer to the guardian or conservator for a legally adjudicated incompetent Unit holder.

               Unit means an interest in the Partnership.

                                   ARTICLE 10

                                  MISCELLANEOUS

        10.1 Waiver of Partition. Each Partner hereby waives any right to seek a court decree of dissolution or partition or to seek the appointment by a court of a liquidator for the Partnership.

        10.2 Right to Distribution In Kind. No Partner shall have any right to demand or receive any particular property on liquidation of the Partnership or to demand the return of the Partner's capital contribution to the Partnership. The property to be received by any Unit holder on liquidation of the Partnership shall be determined by the Managing General Partner, except that no holder shall be required to accept a distribution in kind in excess of the holder's fractional interest in the Partnership (Units owned by such holder divided by total Units outstanding) without the holder's consent.



                                EXHIBIT 7.t - 19

        10.3 Integrated Agreement. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreements, negotiations or understandings among them, and it may be amended only as provided in Article 11.

        10.4 Binding Agreement. This Agreement shall bind the executors, administrators, estates, heirs and legal successors of the parties hereto.

        10.5 Governing Law. Except as otherwise specifically provided, California law shall govern this Agreement and all questions arising hereunder.

        10.6 Notices. All notices, offers and acceptances and other communications hereunder required to be in writing shall be delivered in person, by telecopy with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address shown on Schedule A. A communication shall be deemed received: (i) if by personal delivery, on the date delivered, (ii) if by telecopy, on the date confirmed, (iii) if by overnight delivery service, on the date delivered and (iv) if by mail, five days after mailing.

        10.7 Power of Attorney. Each of the Partners does hereby irrevocably appoint the Managing General Partner or the Managing General Partner's legal representative with full power of substitution, as the Partner's attorney with full power and authority for such Partner to execute, swear to, acknowledge, deliver and file or record in the appropriate public offices (i) all certificates and other instruments (including counterparts of this Agreement) and all amendments thereto which the Managing General Partner deems appropriate to qualify, or continue the qualification of, the Partnership as a limited partnership in any jurisdiction in which the Partnership has operations, (ii) all instruments



                                EXHIBIT 7.t - 20
that the Managing General Partner deems appropriate to reflect any modification of this Agreement, (iii) all conveyances and other instruments that the Managing General Partner deems appropriate to reflect the dissolution and liquidation of the Partnership, and (iv) all forms of consent that may be appropriate to admit a new Partner and all other instruments that the Managing General Partner deems appropriate relating to the admission of a new Partner. The foregoing power of attorney is irrevocable and a power coupled with an interest and shall survive the death, dissolution or legal termination of a Partner.

        10.8 Counterparts. This Agreement may be executed in multiple counterparts.

                                   ARTICLE 11

                                   AMENDMENTS

        This Agreement shall not be amended to change any Unit holder's share of liabilities or distributions without the consent of such holder. Subject to the preceding sentence, this Agreement may be amended with the consent of Partners owning all of the Units owned by Partners in each class. The Managing General Partner shall amend Schedule A of this Agreement to reflect admissions and withdrawals of Partners, Transfers of Units, capital contributions (including tax basis and agreed value) and redemptions of Units.




                                EXHIBIT 7.t - 21

        This Agreement is executed as of the date first written above by the Partners.


           GENERAL PARTNER                                LIMITED PARTNER


/s/ James C. Gilstrap                          /s/ James C. Gilstrap
---------------------------------             ---------------------------------
             James C. Gilstrap                              James C. Gilstrap


/s/ Melody Sue Gilstrap                        /s/ Melody Sue Gilstrap
---------------------------------             ---------------------------------
            Melody Sue Gilstrap                            Melody Sue Gilstrap









                                EXHIBIT 7.t - 22

                                   SCHEDULE A

                             INITIAL CAPITALIZATION


                                    Initial Capital Contribution                Units Issued
                                    ----------------------------                ------------
           Partner                Tax Basis           Agreed Value   General Partner    Limited Partner
                                  ---------           ------------   ---------------    ---------------
James C. Gilstrap                                                         500               49,500
5067 Shore Drive
Carlsbad, California 92008
SSN:

Melody Sue Gilstrap                                                       500               49,500
5067 Shore Drive
Carlsbad, California 92008
SSN:


                                   -------               -------       -------             --------
Totals                                                                  1,000               99,000















                                EXHIBIT 7.t - 23

                                   SCHEDULE B

                                JOINDER AGREEMENT

        This Agreement is made and entered into this _____ day of __________, by and between James C. Gilstrap (the Managing General Partner) acting on behalf of Jim and Sue Gilstrap Family Limited Partnership (the Partnership), and the person whose signature appears below (New Partner).

               1. Admission. The New Partner, who is a Family Member as defined in the agreement evidencing the Partnership (Partnership Agreement) or whose admission to the Partnership is approved by the Managing General Partner pursuant to the Partnership Agreement, is hereby admitted to the Partnership as a limited/general partner and shall have all the rights and be subject to all the obligations of limited/general partner under the Partnership Agreement.

               2. Agreement to Be Bound By Partnership Agreement. The New Partner acknowledges receipt of a copy of the Partnership Agreement as currently amended. The New Partner agrees to be bound by all the terms and conditions of the Partnership Agreement.

               3. Capital Contribution. The New Partner shall make a contribution to capital (if any) as shown on an amendment to Schedule A to the Partnership Agreement.

               4. Counterparts. This Agreement may be executed in multiple counterparts.

        This Agreement is executed as of the date first written above.



                                   Managing General Partner



                                   --------------------------------------
                                   New Partner



                                   --------------------------------------










                                EXHIBIT 7.t - 24